Exhibit 99.1

Waters Instruments, Inc. Adopts Shareholder Rights Plan

MINNEAPOLIS—(BUSINESS WIRE)—March 8, 2005—Waters Instruments, Inc. (NASDAQ:WTRS) announced today that its Board of Directors adopted a shareholder rights plan designed to protect its shareholders from abusive takeover tactics and to preserve for its shareholders the long-term value of the Company.

Jerry Grabowksi, Waters’ President and Chief Executive Officer, said, “The rights plan is intended to assure fair and equal treatment for our shareholders in the event of a takeover and to encourage a potential acquirer to negotiate with the Company’s Board of Directors before attempting a takeover. The plan has not been adopted in response to any specific takeover threat or offer. It provides, however, a mechanism for the Board of Directors to negotiate a fair price for all shareholders at the Company’s true long-term value, should someone attempt to acquire the Company.”

Under the rights plan, Waters’ Board of Directors declared a dividend distribution of one right for each outstanding share of Waters common stock. Upon becoming exercisable, each right would entitle its holder to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $70.00 per right. The rights will become exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer for 15% or more of its common stock without prior board approval.

Waters can redeem the rights at $.001 each at any time up to 10 days after a person acquires 15% of the Company’s common stock without approval of the Company’s Board of Directors. If such a person acquires 15% or more of the Company’s common stock, each right would enable a Waters shareholder to acquire Waters stock having a market value of twice the right’s exercise price, or, in effect, at a 50% discount to the market price. If, after a person acquires 15% without approval of the Company’s Board of Directors, the Company were acquired in a merger or similar transaction, each right would enable a Waters shareholder to buy shares of the acquiring company having a market value of twice the right’s exercise price, or, in effect, at a 50% discount to the market price.

The rights dividend distribution will be made on March 18, 2005, to shareholders of record as of the close of business on that date. The rights will expire on March 17, 2015. The rights dividend distribution is not taxable to Waters shareholders.

Shareholders do not need to take any action to receive the rights. Certificates representing the rights will not be issued at this time, and the rights will trade with, and will not be detachable from, Waters Common Stock until the rights become exercisable. Until the rights become exercisable, existing stock certificates will represent both common shares and the rights, and the rights will automatically trade with common shares.

ABOUT WATERS INSTRUMENTS, INC.

Waters Instruments, Inc. is the world’s leading manufacturer of electric fence systems, marketed under the Zareba(R), Blitzer(R), BullDozer(R), HOL-DEM(R), International(R), and Red Snap’r(R) brand names. Zareba Systems is North America’s largest manufacturer of electric fence systems and components, and targets the security, agricultural/livestock, correctional facility, and consumer markets. Zareba Systems-Europe operates through Rutland Electric Fence Co., the largest manufacturer of electric fencing products in the United Kingdom. The Company’s Medical Systems division manufactures renal perfusion devices for the organ preservation and transplant market and whole blood oximeter products that provide oxygen saturation information. The Company’s medical products are sold both in the United States and international markets. The Company has its corporate office in Minneapolis, and operates manufacturing facilities in Rochester and Ellendale, Minnesota, and in the United Kingdom.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, (i) statements concerning the actions by the Company’s Board of Directors if a potential transaction involving 15% or more of the Company’s common stock is proposed by a third party, (ii) statements regarding the alternatives under the rights agreement that will be available to the Company’s shareholders in such event, and (iii) statements regarding any possible or proposed takeover of the Company. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company, or provisions under the rights agreement, to be materially different from those expected or anticipated in the forward-looking statements. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

CONTACT: Waters Instruments, Inc., MinneapolisElaine Beckstrom, 763-509-7447

SOURCE: Waters Instruments, Inc.